Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS
The Board of Managers
Avendra, LLC

We consent to the incorporation by reference in the Registration Statement No. 333-191335 on Form S-8 of ClubCorp Holdings, Inc. of our report dated March 29, 2016, with respect to the consolidated balance sheet of Avendra, LLC as of December 31, 2015, and the related consolidated statements of operations and comprehensive income, members' deficit, and cash flows for the year then ended, which report appears in the December 29, 2015 annual report amendment no. 1 on Form 10-K/A of ClubCorp Holdings, Inc.
(signed) KPMG LLP
McLean, Virginia
March 30, 2016